Exhibit 99.1

Hepion Pharmaceuticals Announces Publication of Preclinical Study Evaluating CRV431’s Antiviral Properties

- Single CRV431 Administration Inhibited Hepatitis C Infection in Humanized Liver Mouse Model, with no Viral Rebound -

EDISON, N.J., August 12, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that the peer-reviewed journal, PLOS ONE, has published a paper that further elucidates antiviral activities of CRV431, Hepion’s lead drug candidate, which is currently in a Phase 2a clinical trial for NASH fibrosis.

The article reviews a study, conducted by Dr. Philippe Gallay’s research group at The Scripps Research Institute, investigating the ability of CRV431 and NV556, two structurally different cyclophilin inhibitors, to inhibit hepatitis C virus (“HCV”) replication in vivo. The paper, entitled, “Structurally Distinct Cyclosporin and Sanglifehrin Analogs CRV431 and NV556 Suppress Established HCV Infection in Humanized-Liver Mice” is co-authored by Dr. Daren Ure, Hepion’s Chief Scientific Officer, and Dr. Robert Foster, Hepion’s CEO.

Mice implanted with human hepatocytes were subsequently infected with HCV and simultaneously administered either 50 mg/kg CRV431, 50 mg/kg NV556 or vehicle control. Vehicle-treated mice demonstrated HCV replication reaching peak viremia at nine weeks post infection, whereas HCV infection was completely abolished in mice treated with CRV431 or NV556. When CRV431 and NV556 were administered to mice at three- and six-weeks post HCV infection, HCV replication was totally inhibited at nine- and 12-weeks, respectively. In addition, no viral rebound was observed five months following a single CRV431 or NV556 administration, indicating the possibility of the complete suppression of an established viral infection.

“We have conducted a number of in vitro and in vivo studies that have demonstrated CRV431’s antiviral activity toward hepatitis B, HCV and HIV-11,” said Dr. Ure. “This study adds to the consistent body of data indicating that CRV431 exhibits antiviral activity across multiple types of viral infection.”

Dr. Philippe Gallay, Professor, Department of Immunology and Microbial Science at the Scripps Research Institute, commented, “A primary focus of our research has been on the interaction of cyclophilins and various viruses, and we are impressed with CRV431’s continued demonstration of antiviral activity. The many isoforms of cyclophilins and their diverse actions are the reasons why they are uniquely versatile drug targets in multiple indications, including viral infection, inflammation, fibrosis and cancer. This study suggests that cyclophilin inhibitors provide additive-to-synergistic anti-HCV activity when combined with direct-acting antivirals, and moreover, may help overcome certain viral variants’ resistance to these treatments.”

Dr. Foster added, “While we continue to focus on our Phase 2a trial of CRV431 for the treatment of NASH, we are excited by these results, which provide additional support of CRV431’s antiviral activity across several types of viral infection. These new data, in addition to a recent in vitro study showing that particular concentrations of CRV431 attenuate SARS-CoV-2 by up to 90% in certain cell types, warrant further investigation of CRV431’s utility in treating COVID-19.”

The article may be accessed at: https://doi.org/10.1371/journal.pone.0237236

1 Gallay PA, Bobardt MD, Chatterji U, Trepanier DJ, Ure D, Ordonez C, Foster R (2015) The Novel Cyclophilin Inhibitor CPI-431-32 Concurrently Blocks HCV and HIV-1 Infections via a Similar Mechanism of Action. PLOS One. doi. 10.1371/journal.pone.0134707.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com